UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 7, 2026

Commission File Number: 001-41430

Pagaya Technologies Ltd.
(Exact name of registrant as specified in its charter)

Israel	98-1704718
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

335 Madison Ave, 16th Floor
New York, New York	10017
(Address of principal executive offices)	(Zip Code)
(646) 710-7714
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Ordinary Shares, no par value	PGY	The NASDAQ Stock Market LLC
Warrants to purchase Class A Ordinary Shares	PGYWW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02. Results of Operations and Financial Condition.

On May 7, 2026, the registrant issued a press release announcing its financial results for the quarter ended March 31, 2026. A copy of the press release announcing the Company’s quarterly earnings results is attached hereto as Exhibit 99.1.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Financial Officer Transition

On May 7, 2026, Pagaya announced that Evangelos Perros, Chief Financial Officer, has decided to step down from his role with the Company effective June 15, 2026. Jonathan Dobres, currently Chief Strategy Officer, will assume the role of Chief Financial Officer on that date. Mr. Perros will remain with the Company serving as a Strategic Executive Advisor to Gal Krubiner, Chief Executive Officer, through December 31, 2026. Mr. Perros’s departure is not related to any disagreements with the Company on any matter relating to its accounting practices, financial statements, internal controls, or operations.

Mr. Dobres joined Pagaya in 2021 as Head of Strategy and Corporate Development before becoming its Chief Strategy Officer in 2025. He previously served in senior investment roles at Hudson Executive Capital, including as CFO of several Hudson sponsored investment vehicles, Flexis Capital and P. Schoenfeld Asset Management.

There are no arrangements between Mr. Dobres and any other persons pursuant to which he was appointed to serve as the Company’s Chief Financial Officer. There are no family relationships between Mr. Dobres and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Employment Agreement with Mr. Dobres

On May 1, 2026, Pagaya Technologies US LLC, a subsidiary of the Company, entered into an employment agreement with Mr. Dobres related to his employment by the Company as its Chief Financial Officer, effective June 15, 2026 (the “Effective Date”). The employment agreement provides for an annual base salary of $650,000 and eligibility to receive an annual cash incentive bonus based on individual and Company performance, with the actual amount determined in the discretion of the Company. Mr. Dobres will receive an upfront payment of a portion of his 2026 bonus in the amount of $350,000. Subject to the Board’s approval and Mr. Dobres’ continued employment, Mr. Dobres will be granted restricted stock units (“RSUs”) valued at $500,000 as soon as practicable following the Effective Date; RSUs valued at $500,000 during the Company’s compensation review cycle in 2027; and RSUs valued at $1,000,000 during the Company’s compensation review cycle in 2028. The RSUs will vest quarterly in equal installments over two years from the respective grant dates. If Mr. Dobres is terminated for “cause” or resigns other than for “good reason” (each as defined in his employment agreement) prior to the 18-month anniversary of the Effective Date, he will be required to repay his 2026 bonus in full.

In the event that Mr. Dobres’ employment is terminated by the Company without cause or by Mr. Dobres for good reason, subject to his executing and not revoking a general release and complying with 12-month post-employment covenants not to compete or solicit employees, customers or clients, he would be entitled to (i) (a) if such termination occurs prior to the 18-month anniversary of the Effective Date, installment payments equal to the base salary he would have been entitled to (and not yet received) had he been employed through the two-year anniversary of the Effective Date or (b) if such termination occurs after the 18-month anniversary of the Effective Date, installment payments equal to six months of his base salary or (c) if such termination occurs within 12 months of a “change in control” (as defined in the employment agreement), a lump sum payment equal to 12 months’ base salary; (ii) Company payment of a portion of COBRA premiums for up to 12 months so that the cost for coverage is commensurate with active employees; and (iii) if such termination occurs within 12 months of a change in control, accelerated vesting of all outstanding equity awards that would have become vested within one year following the termination date.

Item 7.01. Regulation FD Disclosure.

On May 7, 2026, the registrant issued a press release announcing the Chief Financial Officer transition. A copy of the press release is attached hereto as Exhibit 99.2. The registrant also released a letter to shareholders relating to its results for the quarter ended March 31, 2026. A copy of the letter is attached as Exhibit 99.3 hereto.

The information contained in Exhibit 99.1, Exhibit 99.2 and Exhibit 99.3 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release Announcing Quarterly Earnings Results, dated May 7, 2026
99.2	Press Release Announcing Chief Financial Officer Transition, dated May 7, 2026
99.3	Shareholder Letter, dated May 7, 2026

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAGAYA TECHNOLOGIES LTD.

Date: May 7, 2026	By:	/s/ Gal Krubiner
	Name:	Gal Krubiner
	Title:	Chief Executive Officer